EXHIBIT 10.2

Cabot Corporation

2009 Long-Term Incentive Plan

Restricted Stock Unit Award Certificate

[Date]

Name

Location Name

This certificate evidences the grant to you by Cabot Corporation (the “Company”), subject to the terms provided herein and in the 2009 Long-Term Incentive Plan (the “2009 Plan”), of the restricted stock units set forth in the table below (such units referred to collectively as your “Award”). The principal terms of your Award are described below. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the 2009 Plan.

Time-Based Restricted Stock Unit	RSUs
Performance-Based Restricted Stock Unit	PSUs
Date that Units Vest	[Date]

General Terms of your Award.

Time-Based Restricted Stock Unit. The time-based restricted stock unit portion of your Award (the “RSUs”) gives you the conditional right to receive, without payment, subject to the vesting and other conditions set forth in this Certificate and in the 2009 Plan, (i) shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) equal in number to the number of RSUs set forth in the table above (the “Shares”), and (ii) dividend equivalents, payable in cash, when and if dividends are declared and paid on the Company’s outstanding shares of Common Stock, and equal in value to the dividends that would have been paid in respect of the Shares had such Shares been issued to you on [date]. Any dividend equivalents payable to you will be paid through the payroll system as soon as administratively possible after the Common Stock dividend payment date. In recent years, the Company has paid dividends on Common Stock quarterly in March, June, September and December. Dividends may not be paid in accordance with this schedule or at all in the future.

Performance-Based Restricted Stock Unit. The performance-based restricted stock unit portion of your Award (the “PSUs”) gives you the conditional right to receive, without payment, upon the Company’s achievement of the performance metrics outlined in Appendix A attached to this Certificate and subject to the vesting and other conditions set forth in this Certificate and in the 2009 Plan, shares of Common Stock representing from     % to     % of the number of PSUs granted, with the actual number of shares to be delivered determined in accordance with the provisions of Appendix A, it being understood that the Compensation Committee of the Company’s Board of Directors has discretion to adjust the performance metrics outlined in Appendix A to account for, or to take into account in determining whether any performance metric set forth in Appendix A has been achieved, the occurrence of unanticipated events and circumstances during the performance period of this Award as the Compensation Committee deems necessary or advisable.

Vesting of Your Award. Except as otherwise provided in the Plan, and subject in the case of PSUs to the achievement of the performance metrics outlined in Appendix A, your Award shall vest on [date], provided you are on such date, and will have been at all times since the date of this Certificate, an employee of the Company or a subsidiary or affiliate of the Company. Your Award may vest prior to its scheduled vesting date under certain circumstances pursuant to Section 7 of the 2009 Plan and as explained in the Prospectus for the 2009 Plan. The conditions under which your Award may be forfeited are explained below.

Circumstances that may lead to the forfeiture of your Award. If your employment with Cabot ends for any reason before your Award vests, you will forfeit your Award immediately, unless your employment terminates because of your death or Disability, as defined in the 2009 Plan. If your employment ceases because of your death or Disability, the following rules will apply:

•	the RSU portion of your Award will vest;

•	any portion of your PSU Award as to which at the time your employment ceases the performance criteria have been satisfied (other than the passage of time necessary for vesting) will vest; and

•	any portion of your PSU Award which is conditioned upon satisfaction of performance criteria that have not been satisfied at the time your employment ceases will terminate.

Further, if your employment ceases because of actions which cast such discredit on you as to justify immediate termination of your Award, the Administrator of the 2009 Plan has authority to terminate your Award.

Delivery of Shares. The Company shall, as soon as practicable upon the vesting of your Award (but in no event later than March 15 of the year following such vesting) deliver the shares with respect to such vested Award to you (or, in the event of your death, to the person to whom the Award has passed by will or the laws of descent and distribution). No shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Administrator and you have made arrangements to pay to Cabot any applicable withholding taxes due upon the vesting of your Award.

Dividends; Other Rights. The Award shall not be interpreted to bestow upon you any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares to you, except for the right to receive dividend equivalents on the RSUs in accordance with this Certificate. You are not entitled to vote any shares by reason of the granting of this Award. You shall have the rights of a shareholder only as to those shares, if any, that are actually delivered under this Award.

Certain Tax Matters. The general tax consequences of the Award are described in the Supplementary Tax Summary attached to this Certificate. You are responsible, however, for seeking advice from your own tax and financial advisors with respect to the consequences of the Award to the extent you require or desire such advice.

You must pay to Cabot any applicable withholding taxes due upon the vesting of your Award. You may elect to satisfy federal, state or local withholding requirements arising in connection with the vesting of this Award by having shares of stock withheld from the shares deliverable to you, up to the greatest number of whole shares with an aggregate fair market value not exceeding the minimum required withholding applicable to the amount so vesting. Any such election shall be made in a form and manner acceptable to the Administrator.

Nontransferability. Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

Effect on Employment Rights. This Award shall not confer upon you any right to continue as an employee of the Company or any of its subsidiaries or affiliates and shall not affect in any way the right of the Company or any subsidiary or affiliate of the Company to terminate your employment at any time. Further, any benefits you receive from the grant or vesting of your Award shall not be considered a component of your salary for any purpose, including, without limitation, any salary-related calculations for holiday, sick pay, termination payments, overtime or similar payments.

Provisions of the 2009 Plan. The terms specified in this Certificate are governed by the terms of Cabot’s 2009 Long-Term Incentive Plan (the “2009 Plan”), a copy of which has been provided to you. Information about the 2009 Plan is also included in the Prospectus for the 2009 Plan, a copy of which has also been provided to you. The Compensation Committee of Cabot’s Board of Directors has the exclusive authority to interpret the 2009 Plan and this Award, including whether and to what extent the performance metrics outlined in Appendix A have been achieved. Any interpretation of the Award by the Committee and any decision made by it with respect to the Award are final and binding on all persons. To the extent there is a conflict between the terms of this Certificate, the 2009 Plan or any employment agreement between you and Cabot or any of its subsidiaries, the 2009 Plan shall govern.

Amendments. No amendment of any provision of this Certificate (other than an adjustment in the performance metrics set forth in Appendix A made in accordance with the terms herein, which shall not be deemed an amendment of this Certificate) shall be valid unless the same shall be in writing.

Governing Law. This Certificate shall be governed and construed by and determined in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

By signing below, you hereby accept your Award subject to the terms set forth herein and in the 2009 Plan, and expressly consent to the transfer to and use of your personal data by the Company or service providers of the Company or other third parties for the specific purposes of the 2009

Plan, even if the recipients of the data are located in countries that do not have data protection laws equivalent to those in force in your country. In addition, you understand that this Award is discretionary, and that eligibility for an award under the 2009 Plan is established at the time awards are made. Therefore, your receiving this Award does not mean that you are guaranteed an award in the future.

Agreed and Accepted:

By
Print Name:

Kindly sign, date and return this certificate to Cabot Corporation, Attention:                     , Compensation Department by hand delivery or mail, to 157 Concord Road, Billerica, MA 01821; or by fax to the HR Confidential Fax:                     .

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